Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statements, including amendments thereto, on Forms S-8 (Nos. 33-65934, 333-81577, 333-125066, and 333-151982) and on Form S-3 (Nos. 33-73038 and 333-125065) of Taubman Centers, Inc. of our reports dated February 23, 2009, with respect to the consolidated balance sheet of Taubman Centers, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Taubman Centers, Inc.

KPMG LLP

Chicago, Illinois
February 23, 2009